CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$3,733,350	$432.70

(1)          Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement (To the Prospectus dated July 18, 2016, the Prospectus Supplement dated July 18, 2016 and the Product Supplement STOCK ARN-1 dated August 4, 2016)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-212571

The notes are being issued by Barclays Bank PLC (“Barclays”). There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-7 of this term sheet and “Risk Factors” beginning on page PS-6 of product supplement STOCK ARN-1.

Our initial estimated value of the notes, based on our internal pricing models, is $9.60 per unit on the pricing date, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-18 of this term sheet.

Notwithstanding any other agreements, arrangements or understandings between Barclays and any holder of the notes, by acquiring the notes, each holder of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. All payments are subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page TS-3 and “Risk Factors” beginning on page TS-7 of this term sheet.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$ 10.00	$3,733,350
Underwriting discount	$ 0.20	$74,667
Proceeds, before expenses, to Barclays	$ 9.80	$3,658,683

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

November 22, 2016

Accelerated Return Notes® Linked to a Basket of Seven Common Stocks, due January 26, 2018

Summary

The Accelerated Return Notes® Linked to a Basket of Seven Common Stocks, due January 26, 2018 (the “notes”) are our direct, unconditional, unsecured and unsubordinated debt securities and are not deposit liabilities of either Barclays PLC or Barclays. The notes are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Barclays and to the exercise of any U.K. Bail-in Power (as described herein) or any other resolution measure by any relevant U.K. resolution authority. The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the basket of seven common stocks described below (the “Basket”), is greater than its Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.

On the cover page of this term sheet, we have provided the estimated value for the notes. This estimated value was determined based on our internal pricing models, which take into account a number of variables, including our internal funding rates, which are our internally published borrowing rates we use to issue market-linked investments, and the economic terms of certain related hedging arrangements. This estimated value is less than the public offering price.

The economic terms of the notes (including the Capped Value) are based on our internal funding rates, which may vary from the rates at which our benchmark debt securities trade in the secondary market, and the economic terms of certain related hedging arrangements. The difference between these rates, as well as the underwriting discount, the hedging-related charge and other amounts described below, reduced the economic terms of the notes. For more information about the estimated value and structuring the notes, see “Structuring the Notes” on page TS-18.

Terms of the Notes		Redemption Amount Determination

Issuer:	Barclays Bank PLC (“Barclays”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:

An approximately equally weighted basket of seven common stocks comprised of Citigroup Inc. (NYSE symbol: “C”), ConocoPhillips (NYSE symbol: “COP”), CSX Corporation (NASDAQ symbol: “CSX”), General Dynamics Corporation (NYSE symbol: “GD”), Eli Lilly and Company (NYSE symbol: “LLY”), Raytheon Company (NYSE symbol: “RTN”) and Textron Inc. (NYSE symbol: “TXT”) (each, a “Basket Stock”).

Starting Value:	100.00
Ending Value:	The value of the Basket on the calculation day. The calculation day is subject to postponement in the event of Market Disruption Events, as described in “The Basket” section below.
Participation Rate:	300%
Capped Value:	$11.55 per unit, which represents a return of 15.50% over the principal amount.
Calculation Day:	January 19, 2018
Price Multiplier:	1, for each Basket Stock, subject to adjustment for certain corporate events relating to the Basket Stocks described beginning on page PS-19 of product supplement STOCK ARN-1.
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-18.
Calculation Agents:	Barclays and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”).

Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to a Basket of Seven Common Stocks, due January 26, 2018

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from MLPF&S by calling 1-800-294-1322:

▪      Product supplement STOCK ARN-1 dated August 4, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916136889/a16-16010_18424b3.htm

▪      Series A MTN prospectus supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

▪      Prospectus dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK ARN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Barclays.

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the notes, by acquiring the notes, each holder of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, any interest on, or any other amounts payable on, the notes; (ii) the conversion of all, or a portion, of the principal amount of, any interest on, or any other amounts payable on, the notes into shares or other securities or other obligations of Barclays or another person (and the issue to, or conferral on, the holder of the notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the notes, or amendment of the amount of any interest or any other amounts due on the notes, or the dates on which any interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the notes further acknowledges and agrees that the rights of the holders of the notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors” below as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to a Basket of Seven Common Stocks, due January 26, 2018

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪      You anticipate that the value of the Basket will increase moderately from the Starting Value to the Ending Value.

▪      You are willing to risk a loss of principal and return if the value of the Basket decreases from the Starting Value to the Ending Value.

▪      You accept that the return on the notes will be capped.

▪      You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪      You are willing to forgo dividends or other benefits of owning the Basket Stocks.

▪      You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the inclusion in the public offering price of the underwriting discount, the hedging-related charge and other amounts, as described on page TS-2.

▪      You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

▪      You are willing to consent to the exercise of any U.K. Bail-in Power by U.K. resolution authorities.

▪      You believe that the value of the Basket will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪      You seek principal repayment or preservation of capital.

▪      You seek an uncapped return on your investment.

▪      You seek interest payments or other current income on your investment.

▪      You want to receive dividends or other distributions paid on the Basket Stocks.

▪      You seek an investment for which there will be a liquid secondary market.

▪      You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

▪      You are unwilling to consent to the exercise of any U.K. Bail-in Power by U.K. resolution authorities.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to a Basket of Seven Common Stocks, due January 26, 2018

Hypothetical Payout Profile

Accelerated Return Notes

This graph reflects the returns on the notes, based on the Participation Rate of 300% and the Capped Value of $11.55 per unit. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Basket Stocks, excluding dividends.

This graph has been prepared for purposes of illustration only.

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value, and term of your investment.

The following table is based on the Starting Value of 100, the Participation Rate of 300% and the Capped Value of $11.55 per unit. It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes. The following examples do not take into account any tax consequences from investing in the notes.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
94.00	-6.00%	$9.40	-6.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)	0.00%	$10.00	0.00%
102.00	2.00%	$10.60	6.00%
103.00	3.00%	$10.90	9.00%
105.00	5.00%	$11.50	15.00%
110.00	10.00%	$11.55(2)	15.50%
120.00	20.00%	$11.55	15.50%
130.00	30.00%	$11.55	15.50%
140.00	40.00%	$11.55	15.50%
150.00	50.00%	$11.55	15.50%
160.00	60.00%	$11.55	15.50%

(1)                     The Starting Value was set to 100.00 on the pricing date.

(2)                     The Redemption Amount per unit cannot exceed the Capped Value.

For hypothetical historical values of the Basket, see “The Basket” section below. For recent actual prices of the Basket Stocks, see “The Basket Stocks” section below. The Ending Value will not include any income generated by dividends paid on the Basket Stocks, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to a Basket of Seven Common Stocks, due January 26, 2018

Redemption Amount Calculation Examples

Example 1
The Ending Value is 80.00, or 80.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 80.00
= $8.00 Redemption Amount per unit

Example 2
The Ending Value is 103.00, or 103.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 103.00
= $10.90 Redemption Amount per unit

Example 3
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 130.00
= $19.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $11.55 per unit

Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to a Basket of Seven Common Stocks, due January 26, 2018

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement STOCK ARN-1 and page S-7 of the Series A MTN prospectus supplement identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪      Depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪      Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪      Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪      Payments on the notes are subject to the exercise of U.K. Bail-in Power by the relevant U.K. resolution authority. As described above under “Consent to U.K. Bail-in Power,” the relevant U.K. resolution authority may exercise any U.K. Bail-in Power under the conditions described in such section of this term sheet. If any U.K. Bail-in Power is exercised, you may lose all or a part of the value of your investment in the notes or receive a different security, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the notes. By your acquisition of the notes, you acknowledge, accept, agree to be bound by, and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power with respect to the notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the notes). The trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power with respect to the notes. Your rights as a holder of the notes are subject to, and will be varied, if necessary, so as to give effect to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” above as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement for more information.

▪      Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Basket Stocks.

▪      The estimated value of your notes is based on our internal pricing models. Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. These variables and assumptions are not evaluated or verified on an independent basis and may prove to be inaccurate. Different pricing models and assumptions of different financial institutions could provide valuations for the notes that are different from our estimated value.

▪      The estimated value is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced in this term sheet may be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

▪      The estimated value of your notes is lower than the public offering price of your notes. This difference is a result of certain factors, such as the inclusion in the public offering price of the underwriting discount, the hedging-related charge, the estimated profit, if any, that we or any of our affiliates expect to earn in connection with structuring the notes, and the estimated cost which we may incur in hedging our obligations under the notes, as further described in “Structuring the Notes” on page TS-18. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes and lower than the estimated value because the secondary market prices do not include such fees, charges and other amounts, and take into consideration the levels at which our debt securities trade in the secondary market.

▪      The estimated value of the notes is not a prediction of the prices at which MLPF&S or its affiliates, or any of our affiliates or any other third parties may be willing to purchase the notes from you in secondary market transactions. The price at which you may be able to sell your notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any trading commissions, and may be substantially less than our estimated value of the notes. Any sale prior to the maturity date could result in a substantial loss to you.

▪      A trading market is not expected to develop for the notes. We, MLPF&S and our respective affiliates are not obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to a Basket of Seven Common Stocks, due January 26, 2018

▪      Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trading in shares of the Basket Stocks), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪      Changes in the prices of the Basket Stocks may offset each other.

▪      The Underlying Companies will have no obligations relating to the notes, and neither we nor MLPF&S will perform any due diligence procedures with respect to the Underlying Companies in connection with this offering.

▪      You will have no rights of a holder of the Basket Stocks, and you will not be entitled to receive shares of the Basket Stocks or dividends or other distributions by the Underlying Companies.

▪      While we, MLPF&S or our respective affiliates may from time to time own securities of the Underlying Companies, we, MLPF&S and our respective affiliates do not control any Underlying Company, and have not verified any disclosures made by any Underlying Company.

▪      The Redemption Amount will not be adjusted for all corporate events that could affect a Basket Stock. See “Description of ARNs—Anti-Dilution Adjustments” beginning on page PS-20 of product supplement STOCK ARN-1.

▪      There may be potential conflicts of interest involving the calculation agents, one of which is us and one of which is MLPF&S. These potential conflicts of interest include the calculation agents’ roles in establishing the economic terms of the notes and determining the estimated value of the notes. We have the right to appoint and remove the calculation agents.

▪      The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Material U.S. Federal Income Tax Considerations” below and “Material U.S. Federal Income Tax Considerations” beginning on page PS-31 of product supplement STOCK ARN-1.

Additional Risk Factors

The stocks included in the Basket are concentrated in a limited number of sectors.  Three of the stocks included in the Basket are issued by companies in the defense sector. Although an investment in the notes will not give holders any ownership or other direct interests in the Basket Stocks, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the defense sector. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in a larger number of sectors.

Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to a Basket of Seven Common Stocks, due January 26, 2018

The Basket

The Basket is designed to allow investors to participate in the percentage changes of the Basket from the Starting Value to the Ending Value. The Basket Stocks are described in the section “The Basket Stocks” below. Each Basket Stock was assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of ARNs-Basket Market Measures” beginning on page PS-26 of product supplement STOCK ARN-1.

On the pricing date, for each Basket Stock, the Initial Component Weight, the Closing Market Price, the Component Ratio and the initial contribution to the Basket value were as follows:

Basket Stock	Bloomberg Symbol	Initial Component Weight	Closing Market Price(1)	Component Ratio(2)	Initial Basket Value Contribution
Citigroup Inc.	C	14.29%	56.10	0.25472371	14.29
ConocoPhillips	COP	14.29%	46.07	0.31018016	14.29
CSX Corporation	CSX	14.29%	35.02	0.40805254	14.29
General Dynamics Corporation	GD	14.29%	170.18	0.08396991	14.29
Eli Lilly and Company	LLY	14.28%	75.99	0.18791946	14.28
Raytheon Company	RTN	14.28%	147.76	0.09664321	14.28
Textron Inc.	TXT	14.28%	45.21	0.31585932	14.28
				Starting Value	100.00

(1)          These were the Closing Market Prices of the Basket Stocks on the pricing date.

(2)          Each Component Ratio equals the Initial Component Weight of the relevant Basket Stock (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Stock on the pricing date and rounded to eight decimal places.

The calculation agents will calculate the Ending Value of the Basket by summing the products of the Closing Market Price for each Basket Stock (multiplied by its Price Multiplier) on the calculation day and the Component Ratio applicable to that Basket Stock. The Price Multiplier for each Basket Stock will initially be 1, and is subject to adjustment as described in the product supplement. If a Market Disruption Event occurs as to any Basket Stock on the scheduled calculation day, the Closing Market Price of that Basket Stock will be determined as more fully described in the section entitled “Description of ARNs—Basket Market Measures—Ending Value of the Basket” beginning on page PS-27 of product supplement STOCK ARN-1.

While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical daily performance of the Basket from January 1, 2008 through November 22, 2016. The graph is based upon actual daily historical prices of the Basket Stocks, hypothetical Component Ratios based on the closing prices of the Basket Stocks as of December 31, 2007, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

Accelerated Return Notes®	TS-9

Accelerated Return Notes® Linked to a Basket of Seven Common Stocks, due January 26, 2018

The Basket Stocks

We have derived the following information about the Underlying Companies from publicly available documents. We have not independently verified the following information.

Because each Basket Stock is registered under the Securities Exchange Act of 1934, the Underlying Companies are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s website at http://www.sec.gov by reference to the applicable CIK number set forth below.

This term sheet relates only to the notes and does not relate to any securities of the Underlying Companies. None of us, MLPF&S or any of our respective affiliates has participated or will participate in the preparation of the Underlying Companies’ publicly available documents. None of us, MLPF&S, or any of our respective affiliates has made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the notes. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of publicly available documents regarding the Underlying Companies that would affect the trading price of the Basket Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Companies could affect the value of the Basket Stocks and therefore could affect your return on the notes. Information from outside sources is not incorporated by reference in, and should not be considered part of, this term sheet or any accompanying prospectus, prospectus supplement or product supplement. The selection of the Basket Stocks is not a recommendation to buy or sell shares of the Basket Stocks.

The tables set forth below show the quarterly high and low Closing Market Prices of the shares of the Basket Stocks on their primary exchange from the first quarter of 2008 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Accelerated Return Notes®	TS-10

Accelerated Return Notes® Linked to a Basket of Seven Common Stocks, due January 26, 2018

Citigroup Inc.

Citigroup Inc. is a financial services holding company that provides a range of financial services to consumer and corporate customers around the world. The company’s services include investment banking, retail brokerage, corporate banking, and cash management products and services. This Basket Stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “C.” The company’s CIK number is 831001.

	High ($)	Low ($)
2008
First Quarter	296.90	186.20
Second Quarter	268.10	167.60
Third Quarter	211.20	140.30
Fourth Quarter	230.00	37.70
2009
First Quarter	74.60	10.20
Second Quarter	40.20	26.80
Third Quarter	52.30	25.90
Fourth Quarter	50.00	32.00
2010
First Quarter	43.10	31.50
Second Quarter	49.70	36.30
Third Quarter	43.00	36.60
Fourth Quarter	48.10	39.50
2011
First Quarter	51.30	43.90
Second Quarter	46.00	36.81
Third Quarter	42.88	23.96
Fourth Quarter	34.17	23.11
2012
First Quarter	38.08	28.17
Second Quarter	36.87	24.82
Third Quarter	34.79	25.24
Fourth Quarter	40.17	32.75
2013
First Quarter	47.60	41.15
Second Quarter	53.27	42.50
Third Quarter	53.00	47.67
Fourth Quarter	53.29	47.67
2014
First Quarter	55.20	46.34
Second Quarter	49.58	45.68
Third Quarter	53.66	46.90
Fourth Quarter	56.37	49.68
2015
First Quarter	54.26	46.95
Second Quarter	57.39	51.52
Third Quarter	60.34	49.00
Fourth Quarter	55.87	49.88
2016
First Quarter	51.13	34.98
Second Quarter	47.33	38.48
Third Quarter	47.90	40.78
Fourth Quarter (through the pricing date)	56.10	47.03

Accelerated Return Notes®	TS-11

Accelerated Return Notes® Linked to a Basket of Seven Common Stocks, due January 26, 2018

ConocoPhillips

ConocoPhillips explores for, produces, transports and markets crude oil, natural gas, natural gas liquids, liquefied natural gas and bitumen on a worldwide basis. This Basket Stock trades on the NYSE under the symbol “COP.” The company’s CIK number is 1163165.

	High ($)	Low ($)
2008
First Quarter	67.27	54.26
Second Quarter	73.02	59.25
Third Quarter	71.99	52.07
Fourth Quarter	53.90	31.87
2009
First Quarter	42.45	26.78
Second Quarter	36.54	28.92
Third Quarter	35.68	30.07
Fourth Quarter	41.04	34.69
2010
First Quarter	40.94	36.11
Second Quarter	45.51	37.42
Third Quarter	43.99	37.22
Fourth Quarter	51.91	43.65
2011
First Quarter	61.51	50.98
Second Quarter	61.91	53.80
Third Quarter	58.51	47.20
Fourth Quarter	55.60	46.49
2012
First Quarter	59.63	52.00
Second Quarter	58.60	50.82
Third Quarter	58.30	53.24
Fourth Quarter	59.30	54.59
2013
First Quarter	61.66	56.89
Second Quarter	64.31	56.81
Third Quarter	71.00	61.23
Fourth Quarter	74.34	69.06
2014
First Quarter	70.37	63.46
Second Quarter	86.10	69.48
Third Quarter	86.76	76.52
Fourth Quarter	75.00	61.69
2015
First Quarter	69.88	60.87
Second Quarter	69.40	61.01
Third Quarter	60.52	42.19
Fourth Quarter	56.73	45.10
2016
First Quarter	47.40	31.88
Second Quarter	48.11	39.04
Third Quarter	43.80	39.01
Fourth Quarter (through the pricing date)	46.36	40.65

Accelerated Return Notes®	TS-12

Accelerated Return Notes® Linked to a Basket of Seven Common Stocks, due January 26, 2018

CSX Corporation

CSX Corporation is an international freight transportation company and provides rail, intermodal, domestic container-shipping, barging, and contract logistics services around the world. The company’s rail transportation services are provided principally throughout the eastern United States. This Basket Stock trades on the National Association of Securities Dealers Automated Quotations (the “NASDAQ”) under the symbol “CSX.” The company’s CIK number is 277948.

	High ($)	Low ($)
2008
First Quarter	19.14	13.44
Second Quarter	23.02	18.77
Third Quarter	22.89	17.67
Fourth Quarter	17.69	10.18
2009
First Quarter	12.23	6.97
Second Quarter	12.17	8.85
Third Quarter	16.06	10.42
Fourth Quarter	16.80	13.88
2010
First Quarter	17.46	14.11
Second Quarter	19.17	16.22
Third Quarter	18.71	15.82
Fourth Quarter	21.54	18.15
2011
First Quarter	26.67	21.80
Second Quarter	26.46	24.30
Third Quarter	27.01	18.59
Fourth Quarter	23.11	18.39
2012
First Quarter	23.68	20.16
Second Quarter	22.69	20.32
Third Quarter	23.39	20.75
Fourth Quarter	21.63	19.01
2013
First Quarter	24.63	20.17
Second Quarter	26.14	22.65
Third Quarter	26.75	23.03
Fourth Quarter	28.77	25.25
2014
First Quarter	29.23	26.02
Second Quarter	31.00	27.79
Third Quarter	32.46	29.27
Fourth Quarter	37.91	29.94
2015
First Quarter	36.57	33.12
Second Quarter	37.46	32.42
Third Quarter	32.90	25.31
Fourth Quarter	29.89	24.70
2016
First Quarter	27.02	21.97
Second Quarter	27.83	24.48
Third Quarter	30.50	25.67
Fourth Quarter (through the pricing date)	35.02	30.17

Accelerated Return Notes®	TS-13

Accelerated Return Notes® Linked to a Basket of Seven Common Stocks, due January 26, 2018

General Dynamics Corporation

General Dynamics Corporation is a diversified defense company. The company offers a broad portfolio of products and services in business aviation; combat vehicles, weapons systems and munitions; shipbuilding design and construction; and information systems, technologies and services. This Basket Stock trades on the NYSE under the symbol “GD.” The company’s CIK number is 40533.

	High ($)	Low ($)
2008
First Quarter	88.93	78.85
Second Quarter	94.60	82.90
Third Quarter	94.25	71.40
Fourth Quarter	72.00	48.54
2009
First Quarter	61.23	36.31
Second Quarter	60.46	42.19
Third Quarter	64.61	51.54
Fourth Quarter	70.66	62.55
2010
First Quarter	78.48	66.35
Second Quarter	78.67	58.56
Third Quarter	64.32	55.87
Fourth Quarter	71.10	61.75
2011
First Quarter	78.11	69.97
Second Quarter	77.42	69.37
Third Quarter	75.81	55.87
Fourth Quarter	66.92	55.67
2012
First Quarter	73.91	67.40
Second Quarter	74.09	61.96
Third Quarter	67.20	61.99
Fourth Quarter	70.40	62.13
2013
First Quarter	71.86	64.57
Second Quarter	79.12	65.99
Third Quarter	89.65	78.07
Fourth Quarter	95.55	84.28
2014
First Quarter	112.66	94.46
Second Quarter	120.89	104.99
Third Quarter	129.45	114.39
Fourth Quarter	145.36	117.85
2015
First Quarter	142.24	132.19
Second Quarter	145.99	131.27
Third Quarter	153.28	135.11
Fourth Quarter	150.78	136.71
2016
First Quarter	138.24	124.18
Second Quarter	145.71	130.84
Third Quarter	156.01	138.41
Fourth Quarter (through the pricing date)	170.19	149.60

Accelerated Return Notes®	TS-14

Accelerated Return Notes® Linked to a Basket of Seven Common Stocks, due January 26, 2018

Eli Lilly and Company

Eli Lilly and Company discovers, develops, manufactures, and sells pharmaceutical products for humans and animals. The company’s products include neuroscience products, endocrine products, anti-infectives, cardiovascular agents, oncology products, and animal health products. This Basket Stock trades on the NYSE under the symbol “LLY.” The company’s CIK number is 59478.

	High ($)	Low ($)
2008
First Quarter	57.18	47.77
Second Quarter	53.06	45.61
Third Quarter	49.25	43.92
Fourth Quarter	43.69	29.91
2009
First Quarter	40.57	27.47
Second Quarter	35.95	31.88
Third Quarter	35.15	32.40
Fourth Quarter	37.51	32.47
2010
First Quarter	37.41	33.95
Second Quarter	36.92	32.25
Third Quarter	37.77	33.12
Fourth Quarter	38.06	33.66
2011
First Quarter	35.84	33.63
Second Quarter	39.15	34.99
Third Quarter	39.32	34.49
Fourth Quarter	41.75	35.58
2012
First Quarter	41.80	38.49
Second Quarter	42.91	39.18
Third Quarter	47.64	41.98
Fourth Quarter	53.81	45.91
2013
First Quarter	56.79	49.51
Second Quarter	58.33	49.06
Third Quarter	54.96	49.92
Fourth Quarter	51.34	47.65
2014
First Quarter	59.85	50.73
Second Quarter	63.10	58.21
Third Quarter	66.59	60.35
Fourth Quarter	72.83	61.90
2015
First Quarter	76.36	68.41
Second Quarter	86.59	70.89
Third Quarter	89.98	78.26
Fourth Quarter	87.52	76.98
2016
First Quarter	84.11	69.06
Second Quarter	78.75	72.57
Third Quarter	83.40	76.85
Fourth Quarter (through the pricing date)	83.06	72.11

Accelerated Return Notes®	TS-15

Accelerated Return Notes® Linked to a Basket of Seven Common Stocks, due January 26, 2018

Raytheon Company

Raytheon Company is a technology company specializing in defense, homeland security and other government markets throughout the world. The company provides electronics, mission systems integration and other capabilities in the areas of sensing, effects, and command, control, communications and intelligence systems, as well as mission support services. This Basket Stock trades on the NYSE under the symbol “RTN.” The company’s CIK number is 1047122.

	High ($)	Low ($)
2008
First Quarter	67.11	59.82
Second Quarter	66.63	56.00
Third Quarter	61.71	53.51
Fourth Quarter	54.00	43.40
2009
First Quarter	52.67	33.57
Second Quarter	48.27	38.47
Third Quarter	48.33	42.08
Fourth Quarter	53.44	45.18
2010
First Quarter	57.67	50.73
Second Quarter	60.01	48.39
Third Quarter	49.64	43.21
Fourth Quarter	48.33	44.45
2011
First Quarter	52.51	46.09
Second Quarter	51.49	47.93
Third Quarter	50.11	38.83
Fourth Quarter	49.07	39.50
2012
First Quarter	52.96	47.99
Second Quarter	56.59	49.30
Third Quarter	58.40	54.28
Fourth Quarter	59.28	54.00
2013
First Quarter	59.01	52.67
Second Quarter	68.07	56.22
Third Quarter	80.69	64.82
Fourth Quarter	91.04	73.97
2014
First Quarter	101.31	88.13
Second Quarter	101.47	92.25
Third Quarter	103.35	89.43
Fourth Quarter	110.47	93.85
2015
First Quarter	112.40	100.05
Second Quarter	110.01	95.68
Third Quarter	110.33	95.57
Fourth Quarter	127.95	107.77
2016
First Quarter	128.24	117.62
Second Quarter	136.66	123.23
Third Quarter	142.65	134.82
Fourth Quarter (through the pricing date)	149.73	132.97

Accelerated Return Notes®	TS-16

Accelerated Return Notes® Linked to a Basket of Seven Common Stocks, due January 26, 2018

Textron Inc.

Textron Inc. is a global, multi-industry company with operations in aircraft, defense, industrial products, and finance. The company’s products include airplanes, helicopters, weapons, and automotive products. The company’s finance division offers asset based lending, aviation, distribution, golf, and resort finance, as well as structured capital. This Basket Stock trades on the NYSE under the symbol “TXT.” The company’s CIK number is 217346.

	High ($)	Low ($)
2008
First Quarter	67.81	51.26
Second Quarter	64.24	47.73
Third Quarter	48.87	27.50
Fourth Quarter	28.84	11.69
2009
First Quarter	16.04	3.75
Second Quarter	13.56	6.45
Third Quarter	20.55	8.69
Fourth Quarter	20.73	17.51
2010
First Quarter	22.98	18.32
Second Quarter	24.55	16.80
Third Quarter	21.48	16.07
Fourth Quarter	23.98	20.66
2011
First Quarter	28.50	23.75
Second Quarter	28.11	21.02
Third Quarter	24.78	14.88
Fourth Quarter	20.30	16.72
2012
First Quarter	28.04	18.64
Second Quarter	28.89	22.22
Third Quarter	28.36	22.49
Fourth Quarter	26.46	23.02
2013
First Quarter	31.21	25.48
Second Quarter	29.94	24.88
Third Quarter	29.50	25.62
Fourth Quarter	37.29	26.46
2014
First Quarter	40.18	34.28
Second Quarter	40.93	36.96
Third Quarter	39.03	35.54
Fourth Quarter	44.23	32.28
2015
First Quarter	45.33	41.18
Second Quarter	46.86	43.67
Third Quarter	44.71	37.00
Fourth Quarter	43.62	38.09
2016
First Quarter	41.60	31.11
Second Quarter	40.14	34.32
Third Quarter	41.24	35.71
Fourth Quarter (through the pricing date)	45.21	37.77

Accelerated Return Notes®	TS-17

Accelerated Return Notes® Linked to a Basket of Seven Common Stocks, due January 26, 2018

Supplement to the Plan of Distribution

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. MLPF&S has advised us that, at its discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we, MLPF&S or our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement produced by MLPF&S will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Barclays or for any purpose other than that described in the immediately preceding sentence.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Basket. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The economic terms of the notes are based on our internal funding rates, which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date was based on our internal funding rates. Our estimated value of the notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates or our affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Stocks, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their estimated value depend in part on the terms of these hedging arrangements, any estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, and estimated costs which we may incur in hedging our obligations under the notes.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.

For further information, see “Risk Factors—General Risks Relating to ARNs” beginning on page PS-6 and “Use of Proceeds and Hedging” on page PS-16 of product supplement STOCK ARN-1.

Accelerated Return Notes®	TS-18

Accelerated Return Notes® Linked to a Basket of Seven Common Stocks, due January 26, 2018

Material U.S. Federal Income Tax Considerations

The material tax consequences of your investment in the notes are summarized below. The discussion below supplements the discussion under “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement and the discussion under “Material U.S. Federal Income Tax Considerations” in the accompanying product supplement STOCK ARN-1. This section applies to you only if you are a U.S. holder (as defined in product supplement STOCK ARN-1) and you hold your notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in product supplement STOCK ARN-1 (for example, if you did not purchase your notes in the initial issuance of the notes).

There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Pursuant to the terms of the notes, you agree with us, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your notes as a pre-paid cash-settled derivative contract with respect to the Basket. If your notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, your notes should be treated in the manner described above. No assurance can be given that the Internal Revenue Service or any court will agree with this characterization and tax treatment. There are other possible treatments that are described in a detailed discussion of tax considerations under the section entitled “Material U.S. Federal Income Tax Considerations” beginning on page PS-31 of product supplement STOCK ARN-1 and one or more of these might ultimately govern the tax treatment of the notes.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Accelerated Return Notes®	TS-19

Accelerated Return Notes® Linked to a Basket of Seven Common Stocks, due January 26, 2018

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S.

Accelerated Return Notes®	TS-20